PROSPECTUS SUPPLEMENT

Dated May 4, 2026

(To Prospectus Dated January 30, 2026)

Filed pursuant to Rule 424(b)(5)

Registration No. 333-290750

Our Bond, Inc.

Up to 34,073,681 Shares of Common Stock

to be Sold by Registered Stockholders

This prospectus supplement (the “Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, our Prospectus filed with the SEC dated January 30, 2026, as amended or supplemented through the date hereof (the “Prospectus”), relating to the registration of the resale of up to 34,073,681 shares of our common stock, par value $0.0001 per share by our stockholders identified in the Prospectus (the “Registered Stockholders”) in connection with our direct listing on the Global Market tier of the Nasdaq Stock Market LLC.

This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus.

Our shares of common stock are listed on the Nasdaq Global Market under the symbol “OBAI.”

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement. We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus, and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and in documents incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement, or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in or incorporated by reference into this Supplement and the Prospectus. This Supplement and the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus and in documents incorporated by reference into the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Supplement and the Prospectus.

This Supplement is being filed to disclose an amendment to the warrants to purchase shares of our common stock held by Ascent Partners Fund LLC (“Ascent”), as well as certain amendments to the Certificates of Designation for our Series C Preferred Stock and Series D Preferred Stock.

WARRANT AMENDMENT

On May 3, 2026, we entered into an Amendment (the “Warrant Amendment”) to the common stock purchase warrants (the “Warrants”) held by Ascent. Under the Warrant Amendment:

●	The exercise price for 1,000,000 Warrants expiring on February 27, 2027 was adjusted to $1.25 per share.

●	The exercise price for 1,000,000 Warrants expiring on February 27, 2027 was adjusted to $1.75 per share.

●	The exercise price for 1,000,000 Warrants expiring on February 27, 2027 was adjusted to $2.25 per share.

●	The exercise price for 2,000,000 Warrants expiring on October 27, 2027 was adjusted to $3.50 per share.

●	The exercise price for 2,000,000 Warrants expiring on October 27, 2027 was adjusted to $4.00 per share.

●	The exercise price for 2,000,000 Warrants expiring on October 27, 2027 was adjusted to $4.50 per share.

●	All other outstanding Warrants held by Ascent were cancelled. The cancelled warrants consisted of 15,991,902 warrants exercisable at $12.35 per share and 300,000 warrants exercisable at $3.2475 per share, leaving warrants to purchase a total of 9,000,000 shares of common stock outstanding, as described above.

AMENDMENTS TO SERIES C PREFERRED STOCK AND SERIES D PREFFERED STOCK

Also on May 3, 2026, we amended the Certificates of Designation for our Series C Preferred Stock and our Series D Preferred Stock as follows:

●	The conversion price for our Series D Preferred Stock was adjusted to $2.0265 per share.

●	A new ‘leak-out’ provision was added to both the Certificate of Designation for our Series C Preferred Stock and the Certificate of Designation for our Series D Preferred Stock. Under the new provision, all Holders of the preferred shares collectively shall not, on any trading day, sell a number of Conversion Shares which equals more than 10% of the total daily share volume as reported by the applicable trading market. This limitation will not apply to any sale of conversion shares at a price equal to or greater than 115% of the closing price for our common stock on the prior trading day.

The date of this Prospectus Supplement is May 4, 2026